EXHIBIT 99.2

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 28, 2003, is made and entered into by and between Infowave Software, Inc., a British Columbia company corporation ("Buyer"), and HiddenMind Technology, LLC, a Delaware LLC ("Seller").

      WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used by Seller in the conduct of the Seller's business.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Seller hereby agree as follows:

            Article 1. Transfer of Assets; Assumption of Liabilities

      1.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any and all charges, claims, liens, mortgages, deeds of any kind whatsoever ("Encumbrances"), all of Seller's right, title and interest, as of the Closing Date, in and to all of the assets of the Seller (collectively, except for the excluded assets set forth in Section 1.2 hereof, the "Assets"), including without limitations the following:

            (a) All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of its business including, without limitation, the items listed on Schedule 1.1(a);

            (b) All of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with its business and Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with its business;

            (c) Seller's right, title and interest in the licenses, contracts and agreements identified in Schedule 1.1(c), all of which are being assigned in their entirety to the Buyer;

            (d) Seller's right, title and interest (but for greater certainty no liabilities, obligations or undertakings) under all of the Seller's other licenses, contracts and agreements, other than those listed in Schedule 1.2(g);

            (e) All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with its business in the ordinary course of business;


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            (f) All documents (whether in paper or in electronic format) or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with its business, whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in or developed for support of its business;

            (g) All rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller or used in, developed for use in or necessary to the conduct of its business as now conducted or planned to be conducted including, without limitation, those set forth in the Disclosure Schedule and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

            (h) E-mail addresses and internet websites together with any URLs, domain names or internet addresses related to the business of the Seller;

            (i) The name "HiddenMind" or any combination of words in which the name "HiddenMind" appears or any rights associated with such name or any right to use such name in all jurisdictions in which Seller either currently uses any such name or has any right to use any such name;

            (j) All of Seller's books, records and other documents (whether in paper or electronic format) and information relating to the Assets or its business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

            (k) All accounts or notes receivable (excluding intra-company accounts) owing to Seller that relate to its business and that are due after the Closing Date;

            (l) The current telephone listings of its business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of its business;

            (m) All permits, licenses and other governmental approvals held by Seller with respect to its business, to the extent they are assignable;

            (n) All prepaid expenses and deposits made by Seller with respect to its business;

            (o) All cash and cash equivalents of Seller with respect to its business;


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            (p) All long-term investments of Seller relating to its business;

            (q) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (i) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of its business as now conducted), all related tangibles and intangibles which Seller uses in the conduct of its business and all rights to continue to use the Assets in the conduct of a going business.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 1.3 hereof.

      1.2 Excluded Assets. Notwithstanding the terms of Section 1.1, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

            (a) All insurance policies of Seller obtained in connection with its business and all rights of Seller (including rights to receive dividends) under or arising out of such insurance policies, including, without limitation, the director's and officer's insurance policy with American International Companies, National Union Fire Insurance Company of Pittsburgh, Pennsylvania.

            (b) Any rights to recovery by Seller arising out of litigation with respect to its business that is pending prior to or commences after the Closing Date (to the extent that any such litigation relates to a matter which arose prior to the Closing Date).

            (c) Seller's interest in any real property.

            (d) Seller's interest in any real property leases to which Seller is a party that are used in connection with its business, all of which leases are identified in Schedule 1.2(d) hereto and the letters of credit or other security used to secure those leases.

            (e) Any substance, material or waste which is or will foreseeably be regulated by any governmental body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of environmental law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, lead based paint, urea formaldehyde, polychlorinated biphenyls, mold, any substance or product, and any biological agent.

            (f) All furniture, fixtures and leasehold improvements at the currently-leased premises in Cary, North Carolina and Atlanta, Georgia, except for furniture for five employees, which furniture shall be determined by the Buyer and agreed to by the Seller, acting reasonably, prior to Closing.


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            (g) Seller's right, title and interest under all contracts listed in
      Schedule 1.2(g);

            (h) the Seller's liabilities, obligations and undertakings under all licenses, contracts and agreements, other than as provided in Section 1.3;

            (i) Any claims or rights alleging investment or contribution obligations to the Seller from any current or former members or shareholders of the Seller.

            (j) The shares of AnyDevices.com.

            (k) All accounts or notes receivable or intra-company accounts owing to Seller that are due on or before the Closing Date.

            (l) All cash and cash equivalents of Seller.

            (m) Any other assets, licenses, agreements or contracts which the Buyer notifies the Purchase in writing prior to Closing that it does not wish to acquire.

            (n) All cash and cash equivalents of Seller.

      1.3 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, commencing as of Closing on the Closing Date all of the obligations arising subsequent to the Closing Date under the agreements, contracts and licenses described in Schedule 1.1(c).

      1.4 Excluded Liabilities. Other than as set forth above in Section 1.3, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, unliquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not assumed by Buyer pursuant to Section 1.3 hereof.

      1.5 Certain License. The Buyer acknowledges that the seller may have an obligation to license certain intellectual property relating to the Seller's "Maintrack Computer Software" product to Nortel Networks, Inc. pursuant to an agreement possibly entered into between the Seller and Nortel Networks, Inc. in 2000, in the form provided to the Purchaser (the "Possible Nortel Contract"). In the event that any such intellectual property is embodied in the Assets, the Buyer agrees to grant the Seller a non-exclusive license in such intellectual property solely to permit the Seller to meet its license obligations under the Possible Nortel Contract.

                           Article 2. Purchase Price

      2.1 Amount. The total purchase price for the Assets shall be 14,966,034 units (the "Units") at a price of Cdn$0.19 per Unit for an aggregate purchase price of US$2,031,105 (based on a deemed Canadian/U.S. dollar exchange rate of 1.40:1.00) with each Unit consisting of one common share without par value of the Buyer (the "Shares") and one-half of one common share purchase warrant (the "Warrants"), which Warrants shall be evidenced by the


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Common Share Purchase Warrant attached hereto as Exhibit A, plus the value of the liabilities and obligations of Seller to be assumed by Buyer pursuant to
Section 1.3.

      2.2 Manner of Payment. Buyer shall pay the Purchase Price for the Assets to Seller on the Closing Date by delivery of the Units to the escrow agent (the "Escrow Agent") pursuant to the escrow agreement attached hereto as Exhibit B (with such reasonable changes as the Escrow Agent may require) (the "Escrow Agent").

      2.3 Allocation of Purchase Price. The Purchase Price shall be allocated in a manner determined by the Buyer and agreed to by the Seller, acting reasonably, prior to Closing. The parties shall use this allocation for all tax purposes, including the filing of IRS form 8594.

                               Article 3. Closing

      3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Buyer's legal counsel in Vancouver, British Columbia at the time and the date set forth in the Subscription Agreement, but only if all conditions to the parties' obligations set forth in Article VIII hereof have been satisfied or waived by the party entitled to the benefit of such condition, or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 11:59 p.m., North Carolina time, on the Closing Date.

      3.2 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit C (the "Bill of Sale") and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment to and assumption by the Buyer of the liabilities under Section 1.3 shall be effected by Seller's and Buyer's execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit D (the "Assignment and Assumption Agreement").

               Article 4. Representations and Warranties of Seller

      Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article 4):

      4.1 Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and to own, lease and operate the


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Assets. No act or proceeding has been taken by or against Seller in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Seller.

      4.2 Subsidiaries. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

      4.3 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Managers and Members of Seller (as such terms are defined in the Seller's Limited Liability Company Agreement), and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller.

      4.4 Authority; No Breach. Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under:

            (a) the provisions of the Certificate of Organization and Limited Liability Company Agreement of Seller;

            (b) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected; or

            (c) any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject.

      4.5 Governmental Authority; Consents. Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Disclosure Schedule, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

      4.6 Financial Statements. Attached as Exhibit E are copies of: (a) the unaudited balance sheets, as of March 31, 2003 (the "Latest Balance Sheet"), December 31, 2002 and December 31, 2001, of Seller's business and the unaudited statements of earnings, shareholders' equity and cash flows of Seller for each of the years ended December 31, 2002 and December 31, 2001 (such statements and the balance sheets being herein referred to as the "Unaudited Financial Statements"); and (b) the audited balance sheets, as of December 31, 2000, of Seller's business and the audited statements of earnings, shareholders' equity and cash flows of its business for the year ended December 31, 2000 (collectively, the "Audited Financial


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Statements"). The Unaudited Financial Statements and the Audited Financial
Statements are based upon the information contained in the books and records of Seller and fairly present, in all material respects, the financial condition of its business as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated.

      4.7 Absence of Undisclosed Liabilities. Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in any section of the Disclosure Schedule.

      4.8 No Adverse Material Change. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no adverse material change in the assets or financial condition of its business.

      4.9 Title to Assets.

            (a) Seller owns good and marketable title to each of the tangible personal properties and tangible assets reflected on the Latest Balance Sheet, or acquired since the date thereof, free and clear of all Encumbrances, except for (i) liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) liens identified in Section 4.9 of the Disclosure Schedule, (iii) assets disposed of since the Balance Sheet Date in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due or delinquent, (v) liens in respect of pledges or deposits under workers' compensation laws, and (vi) liens voluntarily created in the ordinary course of business.

            (b) The equipment and other tangible assets used in the conduct of its business are, in all material respects, in good condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used

            (c) The Assets are sufficient to permit the continued operation of the Seller's business as presently carried on by it.

      4.10 Intellectual Property Rights. The Disclosure Schedule describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller in connection with the conduct of its business or used in, developed for use in or necessary to the conduct of its business which are, individually or in the aggregate with such other intellectual property rights, material to its business. Seller owns and


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possesses all right, title and interest, or holds a valid license, in and to the rights set forth in the Disclosure Schedule, free of Encumbrances. To the knowledge of the Seller, no person has any right, title or interest in any of such intellectual property and all such persons have waived their moral rights in any copyright works within such intellectual property. The Seller has diligently protected its legal rights to the intellectual property listed in the Disclosure Schedule. The Disclosure Schedule describes all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. Seller has not received any notice of any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed in the Disclosure Schedule; no claim by any third party contesting the validity of any intellectual property rights listed in the Disclosure Schedule has been made, is currently outstanding or, to the best knowledge of the Seller, is threatened; Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties.

      4.11 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, claim, application, complaint or investigation (in this paragraph, a "Claim") in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against Seller or the transactions contemplated by this Agreement; and, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation. The Claim described in the Disclosure Schedule does not involve a request for any injunction or other equitable relief relating to any of the Assets.

      4.12 Compliance with Laws; Permits.

            (a) Seller is not in violation of or default under any law, regulation or order applicable to it, the effect of which, individually or in the aggregate with such other violations and defaults, could reasonably be expected to have a material adverse effect on the business or financial condition of its business.

            (b) Seller has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities used in and, individually or in the aggregate, material to the business or financial condition of its business (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Seller has conducted its business in substantial compliance with all material terms and conditions of the Permits. No Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Permit.

      4.13 Real Property. Seller does not own, and has never owned, any real property.

      4.14 Personal Property. The Disclosure Schedule lists each item of personal property of Seller which had a book value in the accounting records of Seller, determined in accordance with generally accepted accounting principles, at the date of the Seller's most recently completed financial year, of more than $25,000 or is otherwise material to the business of Seller.


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      4.15 Material Contracts. The Disclosure Schedule lists all the Material
Contracts. Seller has not received notice of any default, and the Seller is not in default, under any Material Contract which default would have a material adverse effect upon the Seller's business and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Seller is entitled to the full benefit and advantage of each Material Contract in accordance with the terms of each Material Contract. Each Material Contract is valid and enforceable by the Seller, is in good standing and there has not been, to the knowledge of Seller, any default by any party under any Material Contract nor any dispute between the Seller and any party under any Material Contract. For purposes of this Agreement, "Material Contract" means an agreement (whether oral or written), directly or indirectly, used in, arising from, or relating in any manner to, the Seller's business to which the Seller is a party or by which the Seller or any of its business or the Assets is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by the Seller of less than $5,000 over the term of the agreement and is not otherwise material to the condition of the Seller's business.

      4.16 Receivables. The Receivables are valid obligations which arose in the ordinary course of business. None of the Receivables is due from a Person with whom the Seller does not deal at arm's length.

      4.17 Consents and Approvals. All consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement are listed in the Disclosure Schedule (the "Consents and Approvals"). Except for the Consents and Approvals, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Buyer to carry on the Seller's business after the Closing as the business is currently carried on by the Seller

      4.18 Notices. All notices required to be given to any person under applicable law or pursuant to any contract or other obligation to which Seller is a party or by which Seller is bound or which is applicable to any of the Assets, in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement are listed in the Disclosure Schedule (the "Notices"). Except for the Notices, no notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Buyer to carry on the business of Seller after the Closing as the Seller's business is currently carried on by Seller.

      4.19 Environmental Matters. The business of Seller and the Assets as carried on or used by the Seller and its predecessors have been and are currently carried on and used in compliance with all environmental laws. The Seller does not have any liability under any environmental laws. The Buyer will not, as a result of the transactions contemplated herein, directly or indirectly, assume any liability under any environmental laws.


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      4.20 Employment Contracts. The Disclosure Schedule lists all the employees of Seller as of the date of this Agreement and the position, status, length of service, compensation and benefits of each of them, respectively.

      4.21 Employee Non-Competes. To the knowledge of the Seller, none of its employees are subject to any agreement or other obligation not to compete with the Seller or the business of the Seller or the Buyer or the business of the Buyer.

      4.22 Collective Agreements. Seller is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees. Seller is not currently engaged in any labour negotiation. Seller is not a party to any application, complaint or other proceeding under any statute. Seller is not the subject of any union organization effort.

      4.23 Customers and Suppliers. The Disclosure Schedule lists the four largest customers and the two largest suppliers of the business of Seller for the 12-month period ending immediately before the date of this Agreement. Seller is not aware of, nor has it received notice of, any intention on the part of any such customer or supplier to cease doing business with Seller or to modify or change in any material manner any existing arrangement with Seller related to the business of Seller for the purchase or supply of any products or services.

      4.24 Deductions at Source. Seller has fulfilled all requirements under any applicable federal, state or local legislation for withholding of amounts from employees and has remitted all amounts withheld to the appropriate authorities within the prescribed time services.

      4.25 Tax Returns Filed and Taxes Paid. Seller and its predecessor HiddenMind Technology, Inc., a Delaware corporation, has filed or caused to be filed on a timely basis all tax returns and all reports with respect to taxes that are or were required to be filed pursuant to applicable laws. All tax returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all taxes that have or may have become due for all periods covered by the tax returns or otherwise, or pursuant to any assessment received by the Seller. Seller currently is not the beneficiary of any extension of time within which to file any tax return or report. No claim has ever been made or is expected to be made by any governmental body in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any tax, and Seller has no knowledge of any basis for assertion of any claims attributable to taxes which, if adversely determined, would result in any such Encumbrance services.

      4.26 Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of all tax returns filed since incorporation. No tax returns of the Seller have been audited or are currently under audit. Seller has no knowledge that any governmental body is likely to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any taxes of the Seller either (i) claimed or raised by any governmental body in writing or (ii) as to which the Seller has knowledge. The Seller has not given or been requested to give waivers or extensions


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(or is or would be subject to a waiver or extension given by any other person)
of any statute of limitations relating to the payment of taxes of Seller or for which Seller may be liable.

      4.27 Proper Accruals. The charges, accruals and reserves with respect to taxes on the records of the Seller are adequate (determined in accordance with GAAP) and are at least equal to the Seller's liability for Taxes. There exists no proposed tax assessment or deficiency against the Seller.

      4.28 Withholding. All taxes that the Seller is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper governmental body or other person.

      4.29 Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by the Seller.

      4.30 Employee Benefits.

            (a) Neither the Seller, Gerald Trooien ("Trooien") nor any other corporation or trade or business controlled by, controlling or under common control with the Seller or Trooien (within the meaning of Section 414 of the Code) maintains or contributes to, or has ever maintained or contributed to, an employee benefit plan that is either (i) subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (iii) subject to the minimum funding standards of
      Section 412 of the Code or Section 302 of ERISA. Each of the Seller's employee benefit plans that is intended to be qualified under Section 401(a) of the Code is so qualified, each trust associated with each such plan is exempt from taxation under Section 501(a) of the Code, and the Seller has no knowledge of any circumstances that will or could result in the loss of such qualification or exemption.

            (b) The Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601-608 of ERISA (collectively referred to as "COBRA") and any applicable health care continuation coverage requirements under state law. Except to the extent required under COBRA and applicable state law, the Seller has no obligations or potential liability for, and has not made any promises to provide, health or other welfare benefits under an employee benefit plan or otherwise to employees or former employees of the Seller or their respective dependents following termination of employment or retirement.

            (c) The Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

      4.31 Brokerage Fees. Seller has not entered into any agreement which would entitle any person to any valid claim against the Buyer for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Assets or any other matters contemplated by this Agreement.

      4.32 Compliance with Bulk Transfer Laws. The Seller will comply with the provisions of the Uniform Commercial Code in Bulk Transfers of the North Carolina General Statutes in connection with the sale of the Assets.

      4.33 Compliance with Applicable Laws. To the knowledge of Seller, Seller has operated and is operating its business in material compliance with applicable laws.

      4.34 Records. The minute books of Seller are complete and accurate; no shareholder agreements, shareholder declarations, by-laws or resolutions have been entered into, made, passed or consented to by the shareholders or the board of directors or any committee thereof of Seller, except for those described in the Disclosure Schedule.

      4.35 Securities Law Representations.

            (a) Purchasing as Principal. Seller is purchasing all the Shares and Warrants hereunder as principal (as defined under all applicable "Securities Laws" which is defined as, collectively, the applicable securities laws of the Province of British Columbia and regulations and rules made and forms prescribed thereunder together with all applicable published policy statements, blanket orders, rulings, instruments and notices of the British Columbia Securities Commission) for his own account, and not for the benefit of any other person.

            (b) Purchasing for Investment Only. Seller is purchasing all the Shares and Warrants hereunder for investment only and not with a view to resale or distribution in violation of applicable Securities Laws, the "U.S. Securities Act" (which is defined as the Securities Act of 1933, as amended, of the United States of America) or applicable state securities laws.

            (c) No Registration. Seller acknowledges that none of the Shares or Warrants (or common shares issuable upon exercise of the Warrants) have been registered under the U.S. Securities Act or any applicable state securities laws and that the sale contemplated hereby is being made in reliance on a private placement exemption.

            (d) Resales. Seller understands that if he decides to offer, sell, or otherwise transfer any of the Shares, Warrants or common shares issuable upon exercise of the Warrants, such securities may be transferred only: (A) to Buyer, (B) outside the United States in accordance with Rule 904 of Regulation S of the U.S. Securities Act and pursuant to applicable Securities Laws and Toronto Stock Exchange policy, (C) within the United States in accordance with the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in compliance with any applicable state securities laws, or (D) in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, where Seller has, prior to such sale, furnished to Buyer an opinion of counsel, of recognized standing, reasonably satisfactory to Buyer.

            (e) Legend Requirements. Seller understands and acknowledges that:

                  (i) upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, certificates representing Shares and Warrants, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF BUYER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY
                  (A) TO BUYER, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO BUYER AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO BUYER. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. PROVIDED THAT BUYER IS A "FOREIGN ISSUER" WITHIN THE MEANING OF REGULATION S AT THE TIME OF SALE, A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM COMPUTERSHARE TRUST COMPANY OF CANADA, AS REGISTRAR AND TRANSFER AGENT, UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO COMPUTERSHARE TRUST COMPANY OF CANADA AND BUYER, TO THE EFFECT THAT SUCH SALE IS BEING MADE IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT."

                  (ii) if the Shares or Warrants are being sold under section
            (B) of the foregoing legend, and provided that Buyer is a "foreign issuer" within the meaning of Regulation S at the time of sale, any such legend may be removed by providing a declaration to Computershare Trust Company of Canada, as registrar and transfer agent, to the effect set forth in Schedule "C" to the Subscription Agreement (or as Buyer may prescribe from time to time); and

                  (iii) if the Shares or Warrants are being sold under section
            (C) of the foregoing legend, the legend may be removed by delivery to Computershare Trust Company of Canada and Buyer of an opinion of counsel, of recognized standing reasonably satisfactory to Buyer, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

                  For purposes of complying with applicable Securities Laws and
            Multilateral Instrument 45-102, Resale of Securities, Seller understands and acknowledges that upon the issuance of Shares and Warrants, all the certificates representing the Shares and Warrants, as well as all certificates issued in exchange for or in substitution of the foregoing securities, shall bear the following legend:

                        "UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THESE SECURITIES BEFORE [date which is four months and one day after the date of the Closing]."

            (f) Adequate Information. Seller has access to all information, if any, concerning Buyer as he has considered necessary in connection with his investment decision to acquire Shares and Warrants hereunder.

            (g) No Solicitation or Advertising. Seller acknowledges that it has not purchased Shares or Warrants hereunder as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

            (h) Income Tax Consequences. Seller acknowledges that, although an investment in Shares and Warrants may have certain material federal and state income tax consequences, neither Buyer nor any of their representatives, have made any representations concerning income tax consequences to Seller and Seller has relied solely, if at all, on Seller's own tax advisors in evaluating the tax aspects of such an investment.

            (i) Absence of Offering Memorandum. Seller acknowledges that none of the documents provided to him by Buyer in connection with the transactions contemplated hereby constitute an offering memorandum or similar document for the purposes of the Securities Laws or other applicable securities laws.

            (j) Investment Suitability. Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment hereunder in the Shares and Warrants and is able to bear the economic risk of loss of such investment.

            (k) Distribution of Shares and Warrants to Seller Members. Pursuant to Seller's Limited Liability Company Agreement, dated August 26, 2002 (the "LLC Agreement"), the transactions contemplated by this Agreement constitute a Capital Transaction (as defined in the LLC Agreement). Therefore, Gerald L. Trooien is the only member of Seller that would be entitled to receive any of the Shares or Warrants, or the proceeds thereof from Seller, in the event of a distribution by Seller, liquidation of Seller, or otherwise. The transactions contemplated by this Agreement may be approved, pursuant to the LLC Agreement, solely by the affirmative vote of Gerald L. Trooien, as the holder of a majority of the member interests of Seller. Gerald L. Trooien (i) is an "accredited investor," as defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended, and (ii) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of investing in and owning the Shares and Warrants and is able to bear the economic risk of loss of such investment.

      4.36 No Other Charges on Units to be held in Escrow. At Closing, the Seller shall receive and hold the Units free and clear of any security interest or Encumbrance. No security agreement, financing statement or other notice with respect to any or all of the Units is or will be on file or on record in any public office, except for filings in favour of the Buyer.

      4.37 Information Circular. The Seller understands that the Buyer is required to provide disclosure regarding the Seller, its business and the Assets to its shareholders in the form of an information circular (the "Buyer's Information Circular") prepared in accordance with applicable laws. The information regarding the Seller, its business and the Assets to be contained in the Buyer's Information Circular Agreement, and to be provided by the Seller, together with all information set forth in this Agreement, including the financial statements delivered and to be delivered to the Buyer, shall not contain any misrepresentation as defined under the Securities Act (British Columbia).

      4.38 No Material Subsidiaries. The Company has no subsidiaries other than AnyDevices.com, Inc. and no investment in any other corporation or unincorporated organization. AnyDevices.com has no assets or undertaking and, without restricting the generality of the foregoing, has no right, title or interest in any of the Assets.

               Article 5. Representations and Warranties of Buyer

      Buyer hereby represents and warrants to Seller that:

      5.1 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

      5.2 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, except for the approval of shareholders as specified in Section 8.1(i). This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

      5.3 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the [Articles/Certificate] of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

      5.4 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby, except for notice to the Toronto Stock Exchange and a report of exempt distribution to be filed with the applicable Canadian securities regulatory authorities. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, except for the approval of the Toronto Stock Exchange.

      5.5 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except Agile Equity, LLC.

      5.6 Subscription Agreement Representations and Warranties. In connection with the Private Placement (defined in Section 8.1(i) below), Buyer has made certain representations and warranties to Gerald L. Trooien pursuant to a subscription agreement dated the date hereof (the "Subscription Agreement"). Buyer hereby makes to Seller all of the representations and warranties set forth in Section 6 of the Subscription Agreement, which representations and warranties are hereby incorporated herein by reference as though set forth in full herein, including the defined terms therein.

                         Article 6. Covenants of Seller

      6.1 Conduct of the Business. In connection with the Assets or the Seller's business, Seller agrees to observe each term set forth in this Section 6.1 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

            (a) The Seller's business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, and Seller's past custom and practice;

            (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to the Seller's business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.1(b); or (v) release or waive any material rights.

            (c) Seller shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employee, officer or director or consultant;

            (d) Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officers, directors, consultants or affiliates;

            (e) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Seller's business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (f) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Seller's business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Seller's business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Seller's business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Seller's business or in the operation of the properties of the

      Seller's business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

            (g) Seller shall (i) file any tax returns, elections or information statements with respect to any liabilities for taxes of Seller or other matters relating to taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such tax returns, elections or information statements to Buyer; (iii) make any such tax elections or other discretionary positions with respect to taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any tax return; and

            (h) Seller shall allow the Buyer and its authorized representatives, including legal counsel, reasonable access to all information, books or records relating to its business and the Assets and to its senior management.

      6.2 Conditions. Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

      6.3 No Negotiations, Etc. Seller shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller or other similar transaction or business combination involving Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

      6.4 Buyer's Information Circular. From the date hereof to the Closing Date, the Seller shall co-operate with and assist the Buyer in the preparation of the Buyer's Information Circular, including the provision of disclosure relating to the Seller, its business and the Assets.

      6.5 Compliance with Bulk Transfer Laws. The Seller will comply with the provisions of the Uniform Commercial Code in Bulk Transfers of the North Carolina General Statutes, and any other similar applicable legislation, in connection with the sale of the Assets.

                         Article 7. Covenants of Buyer

      7.1 Conditions. Buyer shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

      7.2 Access. From the date hereof until the Closing Date or the Termination of this Agreement, the Buyer shall allow the Seller and its authorized representatives, including legal counsel, reasonable access to all information, books or records relating to its business and to its senior management.

                        Article 8. Conditions To Closing

      8.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (it being understood that the following conditions are included for the exclusive benefit of the Buyer and may be waived, in whole or in part, in writing by the Buyer at any time):

            (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects (except those which are already subject to materiality in which case they shall be true) at and as of the Closing Date as though then made, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

            (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

            (c) Seller shall have assigned to Buyer the agreements and permits specified in Schedule 1.1(c), and any third-party consents required for such assignment shall have been obtained;

            (d) Seller shall have obtained, or caused to be obtained, each consent and approval required in order to complete the transactions contemplated hereby;

            (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

            (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(e) hereof;

            (g) Seller shall have completed and delivered to Buyer audited balance sheets, as of December 31, 2002 and December 31, 2001, of Seller's business and the audited statements of earnings, shareholders' equity and cash flows of its business for the years ended December 31, 2002 and December 31, 2001, which audited financial statements shall be based upon the information contained in the books and records of Seller and fairly present, in all material respects, the financial condition of its business as of the dates thereof and results of operations for the periods referred to therein, and such audited financial statements shall have been prepared in accordance with general accepted accounting principles, consistently applied throughout the periods indicated, and shall not be materially different than the unaudited balance sheet and statements of earnings, shareholders' equity and cash flows attached as Exhibit E;

            (h) On the Closing Date, Seller shall have delivered to Buyer all of the following:

                  (i) an executed copy of the Bill of Sale and such other
            instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.2 hereof;

                  (ii) an executed copy of the Assignment and Assumption
            Agreement;

                  (iii) an executed copy of the Escrow Agreement;

                  (iv) an executed copy of the Security Agreement (as defined in
            Section 11.5);

                  (v) an executed certificate substantially in the form set
            forth in Exhibit F attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a), (b), (e) and (f) above have been satisfied;

                  (vi) an executed certificate of the Secretary of the Seller certifying and attaching the constating documents of the Seller, certifying and attaching all requisite resolutions or actions of Seller's members and board of managers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of the Seller executing this Agreement and any other document relating to the transactions;

                  (vii) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                  (viii) an executed copy of an Indemnification Agreement from
            Gerald L. Trooien in the form of Exhibit G;

                  (ix) an executed copy of each of the Related Agreements;

                  (x) if required, completed and duly signed copy of the Private
            Placement Questionnaire and Undertaking, in the form attached as Schedule "A" to the Subscription Agreement;

                  (xi) physical possession of all assets, to the extent
            applicable; and

                  (xii) such other certificates, documents and instruments as
            Buyer reasonably requests related to the transactions contemplated hereby.

            (i) The Buyer having received shareholder approval of the closing of a US$3,000,000 private placement of units by the Buyer to Gerald Trooien or his nominee pursuant to an agreement dated the date hereof between the Buyer and Gerald Trooien (the "Private Placement") and the transactions contemplated in this Agreement;

            (j) Receipt by the Buyer of a fairness opinion from its financial advisor, Agile Equity LLC, that the transaction contemplated in this Agreement is fair from a financial point of view to the shareholders of the Buyer and such fairness opinion not having been withdrawn;

            (k) Receipt by the Buyer of approval of the Toronto Stock Exchange to the transaction contemplated herein and to the issuance of the units under the Subscription Agreement;

            (l) Execution of employment and assignment of inventions and intellectual property agreements between the Buyer and employees of the Seller who are selected by the Buyer, on terms satisfactory to the Buyer at its sole discretion; and

            (m) a certificate of good standing (or equivalent) issued by the applicable corporate regulatory authority.

      8.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date (it being understood that the following conditions are included for the exclusive benefit of the Seller and may be waived, in whole or in part, in writing by the Seller at any time):

            (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects (except those which are already subject to materiality in which case they shall be true) at and as of the Closing as though then made;

            (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

            (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or
      (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

            (d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.2(d) hereof;

            (e) There shall not have been any material adverse change in the business or prospects of Buyer (including the termination of employment of Thomas Koll or George Reznik);

            (f) On the Closing Date, Buyer will have delivered to Seller:

                  (i) an executed copy of the Escrow Agreement;

                  (ii) an executed copy of the Security Agreement (as defined in
            Section 11.5);

                  (iii) an executed copy of the Assignment and Assumption
            Agreement and of each of the Related Agreements;

                  (iv) an executed certificate substantially in the form set forth in Exhibit H attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a), (b),
            (c), (d) and (e) above have been satisfied;

                  (v) an executed certificate of the Secretary of the Buyer
            certifying and attaching the constating documents of the Buyer, certifying and attaching all requisite resolutions or actions of Company's members and board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency and signatures of the officers of the Buyer executing this Agreement and any other document relating to the transactions;

                  (vi) such other certificates, documents and instruments as
            Seller reasonably requests related to the transactions contemplated hereby; and

                  (vii) a certificate of good standing (or equivalent) issued by the applicable corporate regulatory authority.

            (g) On the Closing Date, Buyer will have delivered to the Escrow Agent the Units.

            (h) The closing and delivery of all documents required under the Private Placement.

                             Article 9. Termination

      9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

            (a) by the mutual consent of Buyer and Seller;

            (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

            (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by July 30, 2003; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

            (d) by either party if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the other party or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change.

      9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.1, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 12.1, 12.2 and 12.11 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                      Article 10. Intentionally Left Blank

                      Article 11. Survival; Indemnification

      11.1 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and
Article V hereof shall survive the Closing for 15 months provided that the representations and warranties of the Seller which relate to the enforceability of the Seller's obligations under this Agreement, the due authorisation of this Agreement by the Seller, incorporation of the Seller, tax matters, environmental matters or to the title of any person to any property (whether real or personal, tangible or intangible) shall survive the Closing for three years.

      11.2 Indemnification by Seller.

            (a) Subject to the limitations of Section 11.2(b), Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the first anniversary of the Closing Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 11.4(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller with respect to the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

            (b) Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the first anniversary of the Closing Date and (ii) only if the aggregate amount of all Buyer Losses exceeds $25,000 (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount. So long as Seller retains the Buyer Shares, Seller's sole recourse and Buyer's sole remedy, shall be a return of the Buyer Shares in an amount equal to the liability of Seller. In no event shall Seller have liability under this Agreement in excess of the Buyer Shares (or US$2,031,105 if Seller has disposed of the Buyer Shares to a party who has not agreed to accept the indemnification obligations hereunder). A Buyer Indemnified Party's failure to provide the detail required by clause
      (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this
      Section 11.2 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 11.2, unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

      11.3 Indemnification by Buyer.

            (a) Subject to the limitations of Section 11.3(b), Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents,
      (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Seller's business after the Closing (collectively, "Seller Losses").

            (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the first anniversary of the Closing Date and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount. A Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.3 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 11.3, unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

      11.4 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

            (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for liabilities, costs or expenses which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying

      Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or
      (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

            (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents.

            (d) Any indemnification payable under this Article XI shall be, to the extent permitted by law, an adjustment to purchase price.

      11.5 Security for Seller Indemnification.

            (a) At Closing, the Buyer shall deliver the Units to the Escrow Agent to be held by the Escrow Agent as security for the satisfaction, performance and observance by the Seller of its obligations, duties and liabilities under this Agreement in accordance with the terms of the Escrow Agreement.

            (b) The Seller shall grant the Buyer a security interest in the Units pursuant to a security agreement (the "Security Agreement") on terms and conditions satisfactory to the Buyer and the Seller, acting reasonably.

            (c) For so long as the Units remain in escrow, upon notice to the Seller of any Claim pursuant to Section 11.2, the Buyer may make a claim against the Units in accordance with the Escrow Agreement. Neither the exercise nor failure to exercise such right shall constitute an election of remedies or limit the remedies available to the Buyer in the enforcement of its rights under this Agreement.

                           Article 12. Miscellaneous

      12.1 Press Releases and Announcements. Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement, applicable law or the rules, policies and instruments of any applicable securities regulatory authority or stock exchange. If any such press release or public announcement is so required, the party making such disclosure shall consult, to the extent reasonably practical, with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

      12.2 Expenses. Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys' and accountants' fees in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

      12.3 Further Assurances. Seller agrees that, on and after the Closing Date, it shall take all appropriate action (without incurring any out-of-pocket expenses) and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all Permits and Environmental Permits to Buyer that are transferable.

      12.4 Cooperation and Exchange of Information. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

      12.5 Amendment and Waiver. This Agreement may not be amended or waived except in writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

      12.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

            Notices to Seller:

                     HiddenMind Technology, LLC
                     10 River Park Plaza, Suite 800
                     St. Paul, MN  55107
                     Attn:  Gerald L. Trooien
                     Facsimile: (651) 641-1244

            With a copy to:

                     Dorsey & Whitney LLP
                     50 South Sixth Street, Suite 1500
                     Minneapolis, Minnesota 55402
                     Attn:  William A. Jonason
                     Facsimile:  (612) 340-2868

            Notices to Buyer:

                     Infowave Software, Inc.
                     4664 Lougheed Hwy, Suite 200
                     Burnaby, BC  V5C 5T5
                     Attn:  George Reznik
                     Facsimile: (604) 473-3664

            With a copy to:

                     Blake, Cassels & Graydon LLP
                     Suite 2600, Three Bentall Centre
                     PO Box 49314
                     Vancouver, BC
                     Canada V7X 1L3
                     Attn:  Geoffrey S. Belsher
                     Facsimile:  (604) 631-3309

      12.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

      12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      12.9 Complete Agreement. This Agreement and the Related Agreements and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

      12.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

      12.11 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of North Carolina will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

      12.12 No Statutory Right of Rescission or Damages. Seller acknowledges and agrees that as a consequence of acquiring Shares pursuant to exemptions from registration and prospectus requirements under the Securities Laws and the securities laws of the United States, certain protections, rights and remedies provided by the Securities Laws and the securities laws of the United States, including statutory rights of rescission or damages, will not be available to Seller.

      12.13 Resale Restrictions. Seller understands and acknowledges that the Shares and Warrants purchased hereunder will be subject to certain resale restrictions under applicable securities laws and the Private Placement Questionnaire and Undertaking and Seller agrees to comply with such restrictions. Seller also acknowledges that it has been advised to consult its own legal advisors with respect to applicable resale restrictions and that it is solely responsible for complying with such restrictions.

      12.14 No Statutory Right of Rescission or Damages; Additional Acknowledgements. Seller acknowledges and agrees that: (a) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units; (b) there is no government or other insurance covering the Units;
(c) there are risks associated with the purchase of the Units; and (d) as a consequence of acquiring Units pursuant to exemptions from registration and prospectus requirements under the Securities Laws, certain protections, rights and remedies provided by the Securities Laws, including statutory rights of rescission or damages, will not be available to Seller.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          INFOWAVE SOFTWARE, INC.


                                          By: /s/ Thomas Koll
                                              ----------------------------------
                                              Thomas Koll
                                              Chief Executive Officer


                                          HIDDENMIND TECHNOLOGY, LLC


                                          By: /s/ Gerald L. Trooien
                                              ----------------------------------
                                              Gerald L. Trooien
                                              Chief Executive Officer